Exhibit 10.1

PARKER-HANNIFIN CORPORATION

VOLUME INCENTIVE PLAN,

Adopted as of August 12, 2009

Participants:	Group Presidents (excluding any Executive Vice President or Senior Vice President) and certain other management personnel

Terms:	Participants will receive a bonus equal to 1 percent (or fraction thereof) of base salary for each 1 percent (or fraction thereof) of sales by which his or her operating group or division exceeds its sales for the prior year by between 7.5 percent and 15 percent. Participants will receive a bonus equal to 2 percent (or fraction thereof) of base salary for each 1 percent (or fraction thereof) of sales by which his or her operating group or division exceeds its sales for the prior year by more than 15 percent. Participants are limited to an overall maximum annual bonus equal to 15 percent of base salary.